As filed with the Securities and Exchange Commission on April 2, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARDMORE SHIPPING CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	66-0804797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ardmore Shipping Corporation

Hamilton House, 10 Queen Street, Suite 102

Hamilton, HM 11, Bermuda

(441) 405-7800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Seward & Kissel LLP

Attention: Robert E. Lustrin, Esq.

One Battery Park Plaza

New York, New York 10004

(212) 574-1420

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David S. Matheson

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2008

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.01 per share	5,000,000	$10.02	$50,100,000	$5,821.62(2)

(1)	Pursuant to Rule 416(a), the number of common shares being registered shall be adjusted to include any additional shares that may become issuable as a result of any share distribution, split or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sale prices of the registrant’s common shares on March 30, 2015, as reported on The New York Stock Exchange.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

5,000,000 Common Shares

Ardmore Shipping Corporation

With this prospectus, we are offering you the opportunity to participate in our dividend reinvestment plan (the “plan” or our “plan”). Our plan provides an economical and convenient way for current holders of our common shares to use their cash dividends to invest in additional common shares.

The plan allows you to:

•	reinvest all or part of your cash dividends in our common shares;

•	deposit shares of our stock in the plan for safekeeping; and

•	sell the shares you hold in the plan.

This prospectus relates to our common shares purchased under the plan as of the date hereof. The price for such shares will be calculated pursuant to the terms of the plan as described herein.

Our common shares are listed on The New York Stock Exchange under the symbol “ASC.”

We cannot estimate anticipated proceeds from sales of our common shares pursuant to the plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the plan and other factors. We will not pay underwriting commissions in connection with the plan but will incur costs estimated at approximately $42,000 in connection with this offering.

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 2, 2015

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file with the U.S. Securities and Exchange Commission (the “SEC”), that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the SEC using a shelf registration process. Under the shelf registration process, we may sell the common shares described in this prospectus in one or more offerings. You should read this prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless otherwise indicated, references in this prospectus to “Ardmore,” the “Company,” “we,” “us” and “our” and similar terms refer to Ardmore Shipping Corporation and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common shares described herein, shall mean Ardmore Shipping Corporation.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s web site at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934 (the “Exchange Act”) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•	any subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our capital stock as described in our Registration Statement on Form 8-A filed on July 29, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.ardmoreshipping.com, or by writing or calling us at the following address:

Ardmore Shipping Corporation

Hamilton House, 10 Queen Street, Suite 102

Hamilton, HM 11, Bermuda

(441) 405-7800

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

ARDMORE SHIPPING CORPORATION

We provide seaborne transportation of petroleum products and chemicals worldwide to oil majors, national oil companies, oil and chemical traders, and chemical companies, with our modern, fuel-efficient fleet of mid-size product and chemical tankers. Our fuel-efficient operations are designed to enhance our investment returns and provide value-added service to our customers. We believe we are on the forefront of fuel efficiency and emissions reduction trends and are well-positioned to capitalize on these developments by constructing new economically advanced vessels, modifying existing vessels to improve fuel efficiency, and equipping our fleet with engine diagnostic and ship performance management systems to optimize voyage performance. We have no related-party transactions concerning our vessel operations. Our wholly-owned subsidiary Ardmore Shipping (Bermuda) Limited carries out our management functions. Technical management of our vessels is performed by a combination of our wholly-owned subsidiary Ardmore Shipping Services (Ireland) Limited and our third-party technical managers.

We commenced business operations in April 2010 with the goal of building an enduring product and chemical tanker company that emphasizes service excellence, innovation, and operational efficiency through our focus on high quality, fuel-efficient vessels. We are led by a team of experienced senior managers who have previously held senior management positions with highly regarded public shipping companies and financial institutions.

We are incorporated under the laws of the Republic of The Marshall Islands as Ardmore Shipping Corporation. Our principal executive offices are located at Hamilton House, 10 Queen Street, Suite 102, Hamilton, HM 11, Bermuda and our phone number is (441) 405-7800. Our website address is www.ardmoreshipping.com. The information contained in our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995, as amended, provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, among others, our Annual Report on Form 20-F. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement, and accordingly, you should not place undue reliance on forward-looking statements.

RISK FACTORS

Before investing in our common shares, you should carefully consider all of the information included or incorporated by reference into this prospectus. When evaluating an investment in our common shares, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay dividends on our common shares, the trading price of our common shares could decline, and you could lose all or part of your investment.

Risks Related to the Plan

You will not know the price of the common shares you are purchasing under the plan at the time you elect to have your dividends reinvested, and you may not be able to direct the time or price at which your common shares are sold under the plan.

The price of our common shares may fluctuate between the time you decide to purchase common shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Computershare Trust Company, N.A., the plan administrator, administers the plan. If you instruct the plan administrator to sell common shares under the plan, you will not be able to direct the time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

USE OF PROCEEDS

We will receive proceeds from the sale of common shares that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the plan administrator purchases in the open market or in privately negotiated transactions. We cannot estimate anticipated proceeds from sales of our common shares pursuant to the plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the plan and other factors. We intend to use proceeds we receive from the sale of our common shares offered by this prospectus for general corporate purposes, including capital expenditures (such as vessel acquisitions), repayment of indebtedness and working capital.

THE DIVIDEND REINVESTMENT PLAN

The following questions and answers explain and constitute our Dividend Reinvestment Plan, which we refer to as the “plan” and became effective on April 2, 2015. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.

The plan is open to existing shareholders of Ardmore Shipping Corporation and investors who become shareholders of Ardmore Shipping Corporation in the future.

Existing shareholders are either “record owners” or “beneficial owners.” You are a record owner if you own common shares in your own name. You are a beneficial owner if you own common shares that are registered in a name other than your own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.

PURPOSE

1.     What is the purpose of the plan?

The primary purpose of the plan is to provide shareholders with an economical and convenient way to increase their investment in Ardmore Shipping Corporation. Please read Question 14 with respect to the purchase price for common shares purchased under the plan.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of common shares in order to eliminate practices which are not consistent with the purposes of the plan.

OPTIONS AVAILABLE TO PARTICIPANTS

Information on how to participate in the plan is set forth in Questions 5 through 13.

2.     What are my investment options under the plan?

Shareholders may elect to have all, a portion or none of their cash dividends paid on their common shares automatically reinvested in common shares through the dividend reinvestment program. Cash dividends are paid on common shares when and as declared by our board of directors, generally on a quarterly basis. Subject to the availability of common shares registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.

3.     How can I change my investment options?

You may change your investment options at any time by requesting a new enrollment form and returning it to the plan administrator at the address set forth in Question 7 or via the Internet at www.computershare.com/investor. Any enrollment form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.

ADVANTAGES AND DISADVANTAGES

4.     What are the advantages and disadvantages of the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.

Advantages

•	The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of common shares that you hold toward the purchase of additional common shares.

•	As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. In addition, since the plan administrator will credit fractional common shares to your plan account, you will receive full investment of your dividends. (Please read Questions 15 and 20.)

•	You will have the option of having your stock certificates held for safekeeping by the plan administrator, insuring your protection against loss, theft or destruction of the certificates representing your common shares.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including dividend reinvestments, sales and latest balances. (Please read Question 19.)

•	At any time, you may direct the plan administrator to sell or transfer all or a portion of the common shares held in your plan account. Sales of common shares credited to your plan account may be sold as often as you instruct, including daily. (Please read Question 23.)

Disadvantages

•	No interest will be paid by us or the plan administrator on dividends held pending reinvestment or investment.

•	You may not know the actual number of common shares that you have acquired through the plan until after the investment date.

•	Your participation in the dividend reinvestment program generally will result in your being treated, for U.S. federal income tax purposes, as having received a distribution equal to the fair market value of the common shares on the dividend payment date. The fair market value of the common shares on the dividend payment date may be higher or lower than the Market Price (as defined below) or the “average price per share,” as applicable, used to determine the number of common shares acquired pursuant to the plan. The distribution will be includable in your income as a taxable dividend to the extent of our earnings and profits for U.S. federal income tax purposes even though no cash will have been received to pay any tax that becomes due. (Please read “Certain Material United States Federal Income Tax Considerations.”)

•	Sales of common shares credited to your plan account will involve a fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any processing fees and any applicable stock transfer taxes on the sales. (Please read Question 23.)

•	Because the purchase price for stock purchased directly from us under the plan is based on the sales price over the five (5) trading days prior to the investment date, it is possible that the actual price you pay for common shares acquired under the plan may be higher than the amount for which the common shares could have been purchased in the open market on the investment date.

•	You cannot pledge common shares deposited in your plan account until the shares are withdrawn from the plan.

ADMINISTRATION AND PLAN ADMINISTRATOR

5.    Who administers the plan?

We have appointed Computershare Trust Company, N.A. to be the plan administrator.

6.    What are the responsibilities of the plan administrator?

The plan administrator’s responsibilities include:

•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common shares under the plan; and

•	the performance of other duties relating to the plan.

Holding Shares. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the plan shares, the plan administrator will credit the dividends accrued on your plan shares as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will automatically reinvest such dividends in additional common shares. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.

Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares. If the plan administrator resigns or otherwise ceases to act as the plan administrator, we will appoint a new plan administrator to administer the plan.

7.    How do I contact the plan administrator?

You should send all correspondence and transaction requests to the plan administrator at:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, Texas 77842-3170

Please mention Ardmore Shipping Corporation and this plan in all correspondence. In addition, you may call the plan administrator at 1-877-373-6374 or contact the plan administrator via the Internet at www.computershare.com/investor.

PARTICIPATION

8.    Who is eligible to participate?

The following persons are eligible to participate in the plan:

Record Owners. All record owners (shareholders whose shares are held in their name on the records kept by our transfer agent) of common shares are eligible to participate directly in this plan.

Beneficial Owners. Beneficial owners (shareholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common shares may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.

9.    Are there limitations on participation in the plan other than those described above?

Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common shares, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common shares.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

10.    How do I enroll in the plan?

Record Owners. Record owners may join the plan by completing and signing an enrollment form (please read Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.computershare.com/investor. Enrollment forms may be obtained at any time by written request, by contacting the plan administrator at the address and telephone number provided in Question 7, or via the Internet at the plan administrator’s website at www.computershare.com/investor.

Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the plan be registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.

To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends by record holders such as brokers, banks and other nominees, on behalf of beneficial owners.

Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be re-registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan.

Non-Shareholders. A non-shareholder must first become a record owner before becoming eligible to participate in the plan.

11.    When will my participation in the plan begin?

If your enrollment form (please read Question 12) is received by the plan administrator by the record date established for a particular dividend, reinvestment will commence with that dividend. If your enrollment form is received after the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner on such record date.

Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.

12.    What does the enrollment form provide?

The enrollment form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date, the cash dividends on your common shares that are enrolled in the dividend reinvestment program, including all whole and fractional common shares that are subsequently credited to your plan account, as they are added with each reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common shares. Any remaining cash dividends with respect to shares not enrolled in the dividend reinvestment program will be paid directly to you.

The enrollment form provides for the purchase of additional common shares through the following investment options:

•	“Full Dividend Reinvestment” – This option directs the administrator to reinvest cash dividends on all of the common shares owned by you then or in the future into additional common shares.

•	“Partial Dividend Reinvestment” – This option directs the administrator to reinvest cash dividends paid on a specified number of common shares owned by you into additional common shares. We will continue to pay you cash dividends on shares that you own for which you do not elect dividend reinvestment, when and if such dividends are declared by our board of directors.

•	“All Cash (No Dividend Reinvestment)” – This option directs the administrator to pay a cash dividend on all common shares credited to your plan account and those registered in your name. This allows you to receive all of your dividends in cash.

Unless you designate a specific amount of your shares for enrollment in the dividend reinvestment program, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed enrollment form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.

You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new enrollment form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common shares, or until the plan is terminated.

13.    What does the plan administrator’s website provide?

Instead of submitting an enrollment form (please read Question 12), you can participate in the plan by accessing the plan administrator’s website at www.computershare.com/investor. You may do the following online:

•	enroll or terminate your participation in the plan;

•	sell common shares;

•	request a stock certificate for non-fractional common shares held in your plan account; and

•	view your account history and balances.

PURCHASES AND PRICES OF SHARES

14.    What will be the price of shares purchased under the plan?

Purchase Price. The purchase price of common shares under the plan depends on whether we issue new shares to you or the plan administrator obtains your shares by purchasing them in the open market.

The purchase price for common shares acquired directly from us will be the Market Price (as defined below) of the common shares. The purchase price for common shares that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” actually paid by the plan administrator, excluding any processing fees. We are not required to provide any notice to you as to the source of the common shares to be purchased under the plan.

Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the purchase price for shares purchased directly from us, “Market Price” is equal to the average of the daily high and low sales prices, computed to four (4) decimal places on a daily basis, of our common shares on The New York Stock Exchange during the five (5) days on which The New York Stock Exchange is open and for which trades in our common shares are reported immediately preceding the investment date, or, if no trading occurs in our common shares on one or more of such days, for the five (5) days immediately preceding the investment date for which trades are reported.

For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed to four (4) decimal places, for all of the common shares purchased with all participants’ reinvested dividends.

Plan Administrator’s Control of Purchase Terms. When open market purchases are made by the plan administrator, these purchases may be made on any securities exchange where our common shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the plan administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator. However, when open market purchases are made by the plan administrator, the plan administrator will use its reasonable efforts to purchase the shares at the lowest possible price.

15.    How will the number of shares purchased for my account be determined?

Your account will be credited with the number of shares, including fractions computed to six (6) decimal places, equal to the total amount to be invested on your behalf, divided by the applicable price per share, calculated pursuant to the methods described above, as applicable.

The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment. Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

The amount of reinvested dividends to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes.

16.    What is the source of common shares purchased under the plan?

The plan administrator will purchase common shares either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common shares to be purchased under the plan after a review of current market conditions and our current and projected capital needs. We and the plan administrator are not required to provide any prior notice to you as to the source of the common shares to be purchased under the plan.

17.    What are investment dates and when will dividends be invested?

Shares purchased under the plan will be purchased on the “investment date.” The investment date will be (a) if acquired directly from us, the quarterly dividend payment date declared by our board of directors or (b) in the case of open market purchases, as soon as practicable following the date or dates of actual investment.

For the reinvestment of dividends, the record date is the record date declared by our board of directors for that dividend. Likewise, the dividend payment date declared by the board of directors constitutes the investment date. We historically have paid quarterly dividends in or around February, May, August and November. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the plan administrator from buying common shares or interfere with the timing of purchases. We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.

Shares will be allocated and credited to your plan accounts on the appropriate investment date.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

18.    Will I incur expenses in connection with my participation under the plan?

You will pay a $0.05 per share processing fee for each share of common stock purchased through the plan and a quarterly service fee of 5% of the total amount of the quarterly dividend reinvested, up to a maximum of $5.00. We will pay all other costs of administration of the plan. However, if you request that the plan administrator sell all or any portion of your shares or if you terminate your participation in the plan, you will incur fees as described under Questions 23 and 24 below.

REPORTS TO PARTICIPANTS

19.    How will I keep track of my investments?

You will receive a statement of your account following each purchase of additional shares. This detailed statement will provide you with the following information with respect to your plan account:

•	price paid per common share;

•	total number of common shares purchased, including fractional shares;

•	date of stock purchases; and

•	total number of common shares in your plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our shareholders, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and the U.S. Internal Revenue Service (the “IRS”) information for reporting dividends paid.

You can also view your account history and balance online by accessing the plan administrator’s website at www.computershare.com/investor.

DIVIDENDS ON FRACTIONS OF SHARES

20.    Will I be credited with dividends on fractions of shares?

Yes. Any fractional share held in your plan account (please read Question 15) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common shares.

CERTIFICATES FOR SHARES

21.    Will I receive certificates for shares purchased?

Safekeeping of Certificates. Normally, common shares purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common shares.

You may also elect to deposit with the plan administrator certificates for other common shares that you own and that are registered in your name for safekeeping under the plan. The plan administrator will credit the common shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common shares through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.

Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via www.computershare.com/investor. There is a fee for this service. Any remaining whole shares and any fraction of a share will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

22.    In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

SALE OF SHARES

23.    How do I sell shares held in my plan account?

You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. You have options under which you may sell your shares, which are described below.

Batch Order. A batch order is an accumulation of all sale requests by any plan participant for shares submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the plan administrator will be processed and sold in the open market no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable U.S. federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the plan administrator directly at 1-877-373-6374 or by writing to the plan administrator at P.O. Box 30170 College Station, Texas 77842-3170. All sale requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the plan administrator will seek to sell shares in round lot transactions. For this purpose the plan administrator may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan participant will be the weighted-average sale price obtained for each aggregate order placed by the plan administrator, less a service fee of $15.00 and a processing fee of $0.12 per share sold.

Market Order. A market order is a request to sell shares promptly at the then-current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the plan administrator directly at 1-877-373-6374. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold. The plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and the current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the plan administrator directly at 1-877-373-6374. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

Day Limit Order. A day limit order is an order to sell your shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the plan administrator in its sole discretion or, if the order has not yet been filled, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-877-373-6374. There is a service fee of $25.00 and a processing fee of $0.12 per share sold for each day limit order sale.

Good-Til-Cancelled Limit Order. A Good-Til-Cancelled (“GTC”) limit order is an order to sell shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to thirty (30) days). Depending on the number of shares being sold and the current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the plan administrator in its sole discretion or, if the broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-877-373-6374. There is a service fee of $25.00 and a processing fee of $0.12 per share sold for each GTC limit order sale.

All sale requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the plan administrator is required to pay. Fees are deducted from the proceeds derived from the sale. The plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the plan administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within twenty-four (24) hours after your sale transaction has settled.

If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new enrollment form to rejoin the plan.

WITHDRAWALS AND TERMINATION

24.    When may I withdraw from the plan?

You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received three (3) business days or less prior to a dividend record date set by our board of directors for determining shareholders of record entitled to receive a dividend, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. If such dividends are reinvested, the plan administrator will process the withdrawal as soon as practicable, but in no event later than five (5) business days after the reinvestment is completed.

All subsequent dividends will be paid out in cash on all balances. There is a $0.12 per share processing fee for selling any fractional share you own at the time you terminate your participation in the plan.

25.    How do I withdraw from the plan?

If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its Internet address specified in the answer to Question 7 by utilizing the stub attached to our statement. Upon your withdrawal from the plan or our termination of the plan, whole shares credited to your account under the plan will be moved to a book-entry Direct Registration System account with the plan administrator, free of charge. A cash payment will be made for any fractional share. You will be charged a $0.12 per share processing fee for the sale of any fractional shares you own at the time you terminate your participation in the plan.

Upon withdrawal from the plan, you may also request in writing that the plan administrator sell all or part of the shares credited to your plan account. (Please read Question 24.)

OTHER INFORMATION

26.    May shares in my account be pledged?

You may not pledge any of the common shares in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

27.    What happens if Ardmore declares a dividend payable in shares or declares a share split?

Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will also be credited to your plan account.

Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

28.    How will shares held by the plan administrator be voted at meetings of shareholders?

If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

29.    What are Ardmore’s responsibilities and those of the plan administrator under the plan?

Neither we, nor any of our agents, nor the plan administrator, will be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (b) with respect to the price at which shares are purchased or sold and/or the times when such purchases or sales are made, or (c) relating to any fluctuation in the market value of the common shares.

Neither we, nor any of our agents, nor the plan administrator, will have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. Neither we, nor any of our directors, officers, employees or shareholders will have any personal liability under the plan.

We, our agents and the plan administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

30.    What will be my responsibilities under the plan?

You should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.

You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common shares or cash held by the plan administrator except as expressly provided herein.

31.    May the plan be changed or discontinued?

Yes. We may suspend, terminate, or amend the plan at any time in our sole discretion. Notice will be sent to you of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after we take such an action. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

32.    Are there any risks associated with the plan?

Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares. You should read carefully the risk factors described in our filings with the SEC before investing in our common shares.

33.    How will you interpret and regulate the plan?

We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

34.    What law governs the plan?

The terms and conditions of the plan and its operation will be governed by the laws of the Republic of the Marshall Islands.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a U.S. Holder (as defined below) that participates in the plan (a “U.S. Participant”) and, unless otherwise noted in the following discussion, is the opinion of Seward & Kissel LLP, our U.S. tax counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This summary is for general information purposes only and does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder of participation in the plan. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal income, U.S. state and local and non-U.S. tax consequences of such holder’s participation in the plan.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or the U.S. courts, and no assurance can be given that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged.

This summary does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including U.S. Holders that (a) are banks, financial institutions or insurance companies, (b) are regulated investment companies or real estate investment trusts, (c) are brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (d) are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (e) own our common shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (f) acquired our common shares in connection with the exercise of employee options or otherwise as compensation for services, (g) have a “functional currency” other than the U.S. dollar, (h) are liable for the “alternative minimum tax” under the Code, (i) do not hold our common shares as capital assets (generally, property held for investment), (j) own or have owned directly, indirectly or constructively, 10 percent or more, by voting power or value, of our outstanding equity interests, (k) are U.S. expatriates or (l) are partnerships or other pass-through entities or holders of interests therein. In addition, this summary does not address any U.S. federal income tax consequences that may be applicable to U.S. Holders that incur fees with respect to their broker, investment dealer, financial institution or other nominee in connection with participation in the plan. As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes: (w) a U.S. citizen or U.S. resident alien, (x) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia, (y) an estate whose income is subject to U.S. federal income taxation regardless of its source or (z) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Receipt of Common Shares pursuant to the Distribution Reinvestment Component of the Plan

The following discussion is applicable except to the extent that the rules relating to passive foreign investment companies (“PFICs”) (discussed below in “Passive Foreign Investment Company Considerations”) apply and provide otherwise. A U.S. Participant generally will be treated, for U.S. federal income tax purposes, as having received a distribution in an amount equal to the fair market value, determined as of the dividend payment date, of the common shares acquired pursuant to the plan. If a U.S. Participant’s reinvested dividends are used to purchase common shares on the open market, the amount of the distribution will be equal to the amount of the dividend used to purchase the common shares and to pay any brokerage fees or other expenses. The fair market value of the common shares on the dividend payment date may be higher or lower than the Market Price or “average price per share,” as applicable, used to determine the number of common shares acquired pursuant to the plan.

The distribution will be includable in a U.S. Participant’s income as a taxable dividend, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Participant’s common shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Participant’s common shares will be treated first as a nontaxable return of capital to the extent of the U.S. Participant’s tax basis in our common shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Participant has held the common shares for more than one year. U.S. Participants that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common shares will be treated as foreign source income and generally will be treated as “passive category income.”

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our common shares by a U.S. Participant who is an individual, trust or estate (a “Non-Corporate U.S. Participant”) generally will be treated as qualified dividend income that is taxable to such Non-Corporate U.S. Participant at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

The tax basis of a common share acquired by a U.S. Participant pursuant to the plan will be equal to the amount treated as a distribution to you, less the amount of any taxes withheld, as discussed below. The IRS, pursuant to Treasury Regulations on broker reporting of sales of securities and on the cost basis of securities, now requires administrators of dividend reinvestment plans to retain and accurately report cost basis information to shareholders and to the IRS. U.S. Participants should consult their tax advisors regarding any applicable elections that may be appropriate for them. The holding period for such common share will begin on the day following the dividend payment date.

Disposition of Common Shares

A U.S. Participant generally will recognize a taxable gain or loss upon a sale, exchange or other disposition of our common shares whether the sale, exchange or other disposition is made at the U.S. Participant’s request upon withdrawal from the plan or takes place after withdrawal from or termination of the plan and, in the case of a fractional share, when the U.S. Participant receives or is entitled to receive a cash payment for a fraction of a share credited to its account. The amount of such gain or loss will be the difference between the amount a U.S. Participant receives for its common share or fractional common share and the adjusted tax basis of such common share or fractional common share. Such gain or loss generally will be treated as (a) long-term capital gain or loss if the U.S. Participant’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short-term capital gain or loss otherwise and (b) U.S. source income or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Participant’s may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Participant’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a PFIC. In general, we will be treated as a PFIC for any taxable year in which either (a) at least 75% of our gross income

(including the gross income of certain of our subsidiaries) consists of passive income or (b) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income.

In the absence of any election, if we were to be treated as a PFIC for any year during which a U.S. Participant held our common shares, the U.S. Participant would be taxed under generally unfavorable rules with respect to distributions received from us or gain on the sale or other disposition of our common shares. Among the unfavorable rules are a loss of favorable capital gains rates and the imposition of an interest charge. We do not believe that we have been a PFIC for any of our prior taxable years and, based on our current operations and projections, do not believe that we are or will become a PFIC in the foreseeable future. We note, however, that PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, we can provide no assurance that we will not be a PFIC for either the current taxable year or for any subsequent taxable year. U.S. Participants are urged to consult their own tax advisors regarding our possible classification as a PFIC and the consequences of that classification under their own circumstances.

Medicare Tax on Unearned Income

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends and gain from the sale or other disposition of our common shares. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common shares.

Information Reporting and Backup Withholding

Distributions on our common shares are subject to information reporting and may be subject to backup withholding, currently at a 28% rate. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number, certifies (under penalties of perjury) that such holder is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations. Information reporting and backup withholding may also apply to the cash proceeds of a sale or other taxable disposition of common shares.

If a distribution is subject to backup withholding, backup withholding will be withheld from the distribution before the distribution is reinvested under the plan and the amount of tax withheld will be included in determining the amount of dividend income.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is the opinion of Seward & Kissel LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares.

Each shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Bermuda Tax Considerations

We are not currently subject to taxation under the laws of Bermuda. Distributions we receive from our subsidiaries also are not subject to any Bermuda tax. We recently completed the transition of all of our vessel-owning subsidiaries to the Bermuda tax regime. There is currently no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, or estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of our common shares or in respect of distributions they receive from us with respect to our common shares. This does not, however, apply to the taxation of persons ordinarily resident in Bermuda. Bermuda shareholders should consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our common shares.

We have received from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent of the application of any tax payable in accordance with the provisions of the Land Tax Act 1967. The assurance does not exempt us from paying import duty on goods imported into Bermuda. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government. We and our subsidiaries incorporated in Bermuda pay annual government fees to the Bermuda government.

Bermuda currently has no tax treaties in place with other countries in relation to double-taxation or for the withholding of tax for foreign tax authorities.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or our subsidiaries or to realize against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Seward & Kissel LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (a) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (b) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of The Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases common shares in the open market or in privately negotiated transactions with third parties, the common shares acquired under the plan will be sold directly by us through the plan. We may sell our common shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common shares are traded or quoted, or in privately negotiated transactions. Our common shares are currently listed on The New York Stock Exchange. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under the plan, after deduction of the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Certain of our major shareholders, directors or members of our management, supervisory or administrative bodies may participate in the plan.

Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.

Upon your withdrawal from the plan by the sale of common shares held under the plan, you will receive the proceeds of such sale less a $15.00 to $25.00 fee (depending on the sale method you select) and a $0.12 per share processing fee to the plan administrator and any other applicable fees.

Common shares may not be available under the plan in all States or other jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

DESCRIPTION OF THE COMMON SHARES

The following is a description of certain material terms of our common shares. For additional information about our authorized capital, including our common shares, we refer you to our Amended and Restated Articles of Incorporation, which are incorporated by reference into this prospectus.

Purpose

Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands (the “BCA”). Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 250 million common shares, par value $0.01 per share, of which 26,100,000 shares were issued and outstanding as of March 31, 2015, and 25 million preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Common shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to any preferences that may be applicable to any outstanding shares of preferred stock, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any shares of our preferred stock, which we may issue in the future.

Preferred shares

Our Amended and Restated Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common stock is currently listed on the New York Stock Exchange under the symbol “ASC.”

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our Amended and Restated Bylaws require our board of directors to consist of at least one member. Our board of directors currently consists of seven members. Our Amended and Restated Bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each generally shall serve for a three-year term and until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal, or the earlier termination of his or her term of office.

Shareholder Meetings

Under our Amended and Restated Bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of Our Organizational Documents

Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (a) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest or (b) the removal of incumbent officers and directors.

Election and removal of directors

Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our Amended and Restated Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation also provide that our directors may be removed only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Classified board of directors

As described above, our Amended and Restated Articles of Incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. Accordingly, approximately one-third of our board of directors generally will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Limited actions by shareholders

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our Amended and Restated Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our Amended and Restated Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under Marshall Islands law and “interested shareholders,” we have included these provisions in our Amended and Restated Articles of Incorporation. Specifically, our Amended and Restated Articles of Incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an “interested shareholder.” Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting stock; or

•	any person who is our affiliate or associate and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding stock;

•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our Amended and Restated Articles of Incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this initial public offering;

•	a shareholder became an interested shareholder inadvertently and (a) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our Amended and Restated Articles of Incorporation which (a) constitutes one of the transactions described in the following sentence; (b) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (c) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

PRICE RANGE OF THE COMMON SHARES AND DIVIDENDS

The following table sets forth, for the periods indicated, the high and low sales price per common share, as reported on The New York Stock Exchange, and the amount of quarterly cash dividends declared per share. The closing sales price of our common shares on The New York Stock Exchange on March 30, 2015 was $10.14 per share.

	Price Ranges		Quarterly Cash Dividends(1)
	High	Low
Years Ended
December 31, 2014	$15.41	$8.25
December 31, 2013(2)	$15.84	$11.32
Quarters Ended
March 31, 2015(3)	$12.42	$9.55
December 31, 2014	$12.05	$8.25	$0.10
September 30, 2014	$13.82	$10.81	$0.10
June 30, 2014	$14.97	$12.18	$0.10
March 31, 2014	$15.41	$12.46	$0.10
December 31, 2013	$15.84	$11.32	$0.10
September 30, 2013(2)	$14.05	$12.00	$0.0660
Months Ended
March 31, 2015(3)	$10.93	$9.55
February 28, 2015	$12.42	$10.07
January 31, 2015	$12.11	$10.66
December 31, 2014	$12.05	$9.30
November 30, 2014	$11.26	$9.86
October 31, 2014	$11.16	$8.25
September 30, 2014	$13.13	$10.81

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period beginning August 1, 2013, the date of our initial public offering of common shares.
(3)	Period ending March 30, 2015.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The validity of the common shares and certain other legal matters with respect to the laws of the Republic of The Marshall Islands and certain United States tax matters will be passed upon for us by Seward & Kissel LLP.

EXPERTS

The consolidated financial statements of Ardmore Shipping Corporation appearing in Ardmore Shipping Corporation’s Annual Report (Form 20-F) for the years ended December 31, 2014 and 2013, have been audited by Ernst & Young, Dublin, Ireland, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth costs and expenses we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee	$5,821.62
Legal fees and expenses	20,000.00
Accounting fees and expenses	4,000.00
Plan administrator fees	10,000.00
Miscellaneous	2,178.38

Total	$42,000.00

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	Indemnification of Directors and Officers

Ardmore Shipping Corporation’s articles of incorporation provide that it must indemnify its directors and officers to the fullest extent authorized by law against expenses, judgments, fines and amounts paid in settlement. Ardmore Shipping Corporation is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to its directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

ITEM 9.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Ardmore Shipping Corporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1/A, File No. 333-189714, filed with the Securities and Exchange Commission on July 22, 2013)

4.2	Amended and Restated Bylaws of Ardmore Shipping Corporation (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form F-1/A, File No. 333-189714, filed with the Securities and Exchange Commission on July 22, 2013)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1, File No. 333-189714, filed with the Securities and Exchange Commission on June 28, 2013)

5.1	Opinion of Seward & Kissel LLP, relating to the legality of securities being registered

8.1	Opinion of Seward & Kissel LLP, relating to tax matters

23.1	Consent of Ernst & Young

23.2	Consent of Seward & Kissel LLP (contained in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included on signature pages)

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c) Reports, Opinions, and Appraisals

The following reports, opinions, and appraisals are included herein: None.

ITEM 10.	Undertakings

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act of 1933 or section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

c.	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

d.	any other communication that is an offer in the offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on April 2, 2015.

ARDMORE SHIPPING CORPORATION

By:	/s/ Anthony Gurnee
Name:	Anthony Gurnee
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Anthony Gurnee and Paul Tivnan, or either of them, with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on April 2, 2015 by the following persons in the following capacities:

Signature	Title

/s/ Anthony Gurnee Anthony Gurnee	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul Tivnan Paul Tivnan	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Reginald Jones Reginald Jones	Chairman and Director

/s/ Brian Dunne Brian Dunne	Director

/s/ Niall McComiskey Niall McComiskey	Director

/s/ Peter Swift Peter Swift	Director

/s/ Alan Robert McIlwraith Alan Robert McIlwraith	Director

/s/ Albert Enste Albert Enste	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Ardmore Shipping Corporation in the United States, has signed this Registration Statement on Form F-3 in the City of Newark, State of Delaware, on April 2, 2015.

AUTHORIZED REPRESENTATIVE

By:	/s/ Puglisi & Associates
Name: Puglisi & Associates
Title: Authorized Representative

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Ardmore Shipping Corporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1/A, File No. 333-189714, filed with the Securities and Exchange Commission on July 22, 2013)

4.2	Amended and Restated Bylaws of Ardmore Shipping Corporation (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form F-1/A, File No. 333-189714, filed with the Securities and Exchange Commission on July 22, 2013)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1, File No. 333-189714, filed with the Securities and Exchange Commission on June 28, 2013)

5.1	Opinion of Seward & Kissel LLP, relating to the legality of securities being registered

8.1	Opinion of Seward & Kissel LLP, relating to tax matters

23.1	Consent of Ernst & Young

23.2	Consent of Seward & Kissel LLP (contained in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included on signature pages)